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                           QUALCOMM INCORPORATED                    EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                    FOR THE YEAR ENDED SEPTEMBER (1)
                                                 --------------------------------------
                                                    1997         1996          1995
                                                 ----------   ----------    ----------
     Net income................................  $   91,934   $   21,027    $   30,180
                                                 ==========   ==========    ==========
     Weighted average number of
       common shares outstanding...............      67,335       65,557        53,416
     Common stock equivalent shares(2).........       5,095        4,657         4,004
                                                 ----------   ----------    ----------
     Total number of shares for computing
       primary earnings per share..............      72,430       70,214        57,420
     Incremental shares for computing fully
       diluted earnings per share(3)...........         235          254           774
                                                 ----------   ----------    ----------
     Total number of shares for computing fully
       diluted earnings per share..............      72,665       70,468        58,194
                                                 ==========   ==========    ==========
     Primary earnings per share................  $     1.27   $     0.30    $     0.53
                                                 ==========   ==========    ==========
     Fully diluted earnings per share(4).......  $     1.27   $     0.30    $     0.52
                                                 ==========   ==========    ==========

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(1)     The Company's fiscal year ends on the last Sunday of September.

(2) Includes the dilutive effect of outstanding stock options and warrants for common stock, determined by the treasury stock method, using the average market price of the Company's common stock during the reporting period.

(3) The incremental shares for fully diluted earnings per share reflects the additional dilutive effect of outstanding stock options and warrants determined by the treasury stock method, using the market price at the end of the reporting period. The conversion of the Trust Convertible Preferred Securities is not assumed for fiscal 1997 since its effect would be anti-dilutive.

(4) This calculation is submitted in accordance with Regulation S-K item 601(b) (11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.